CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Nielsen Media Research, Inc. on Form S-8 (File No. 333-13889) of our report dated June 24, 1999 on our audits of the financial statements of the Nielsen Media Research, Inc. Savings Plan as of December 31, 1998 and for the year ended December 31, 1998, which report is included in this annual report on Form 11-K.

PRICEWATERHOUSECOOPERS LLP

New York, New York
June 29, 1999